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EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiary of ACG Holdings, Inc.:	State of Incorporation:

American Color Graphics, Inc.	New York
Subsidiaries of American Color Graphics, Inc.:
Sullivan Marketing, Inc.	Delaware
American Images of North America, Inc.	New York
Sullivan Media Corporation	Delaware

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES